United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 14, 2009
Endeavour International Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
(State or other jurisdiction of	(Commission file	(I.R.S. Employer
incorporation)	Number)	Identification No.)
1001 Fannin Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip code)
(713) 307-8700
Registrant’s telephone number, including area code
None
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act.
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Endeavour International Corporation
ITEM 2.01. Completion of Acquisition of Disposition of Assets.
On May 14, 2009, we completed the previously announced divestiture of our Norwegian subsidiary, Endeavour Energy Norge AS, to Verbundnetz Gas AG for cash consideration of $150 million (the “Norway Sale”). We expect to recognize a gain related to the Norway Sale of approximately $47 million, after the allocation of $68 million of goodwill to the assets sold.
ITEM 9.01. Financial Statements and Exhibits.
(b) Pro forma financial information.
As a result of the Norway Sale, we classified the results of operations and financial position of our Norwegian subsidiary as discontinued operations in our Form 10Q for the quarter ended March 31, 2009. Because the financial statements included in our Form 10-Q show the historical effect of the Norway Sale for the three months ended March 31, 2009 and March 31, 2008 and the balance sheet for March 31, 2009 and December 31, 2008, we believe those statements represent the pro forma balance sheet and the statement of operations for the three months ended March 31, 2009 and the balance sheet for December 31, 2008 and we will not file separate pro forma financial statements.
The unaudited pro forma condensed statement of operations for the years ended December 31, 2008, 2007 and 2006 giving effect to the Norway Sale are included as exhibit 99.1.
(d)	Exhibits.
10.1	Agreement for the Sale and Purchase of the Endeavour Energy Norge AS dated April 2, 2009 (Incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q (Commission File No. 001-32212) for the quarter ended March 31, 2009).

99.1	Pro forma statements of operations for the years ended December 31, 2008, 2007 and 2006 are filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Endeavour International Corporation
Endeavour International Corporation

By:	/s/ Robert L. Thompson
Robert L. Thompson
Chief Accounting Officer
Date: May 19, 2009